                                                               Exhibit 99 (j)(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated May 21, 2008 on the financial statements of the RiverSource Equity Value Fund, RiverSource Small Cap Advantage Fund, and RiverSource Partners Small Cap Growth Fund of the RiverSource Strategy Series, Inc., included in the Annual Report for the period ended March 31, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 56 to the Registration Statement (Form N-1A, No. 2-89288) of the RiverSource Strategy Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 28, 2008